Exhibit 99.(b)

SEARS CREDIT ACCOUNT MASTER TRUST II

The undersigned, a duly authorized representative of Sears, Roebuck and Co. ("Sears") as Servicer pursuant to the Pooling and Servicing Agreement dated July 31, 1994, as amended, by and among Sears, SRFG, Inc. and The Bank of New York (successor trustee to Bank One, National Association (formerly, The First National Bank of Chicago)), as Trustee, hereby certifies that:

1.	Sears is the Servicer under the Pooling and Servicing Agreement.

2.	The undersigned is duly authorized pursuant to the Pooling and Servicing Agreement to execute and deliver this Certificate to the Trustee.

3.	During the period January 1, 2002 to December 31, 2002 in the course of my duties as an officer of the Servicer, I would normally obtain knowledge of any Servicer Termination Event.

4.	To the best of my knowledge, no Servicer Termination Event has occurred.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate as of the 28th day of March, 2003.

By: /s/ Glenn R. Richter Glenn R. Richter Senior Vice President and Chief Financial Officer